Exhibit 99

PRESIDENTIAL                                         FOR IMMEDIATE RELEASE
  REALTY                   NEWS                      White Plains, New York
                                                     February 26, 1999
CORPORATION

180 South Broadway, White Plains, N.Y. 10605 - (914) 948-1300



         Jeffrey Joseph, President of Presidential Realty Corporation, a real estate investment trust whose shares are listed on the American Stock Exchange (PDLA and PDLB), announced today that Presidential had completed the sale of substantially all of its first and second mortgage notes receivable secured by 990 Sponsor owned condominium units at the Fairfield Towers apartment property in Brooklyn, New York. The First Mortgage Note, which had an outstanding principal balance of $17,002,695, was acquired by Presidential in October, 1996 at a discount of $3,500,000. The Second Mortgage Note, which had an outstanding principal balance of $14,206,895, was obtained by Presidential when it sold the Fairfield Towers apartment property in 1984. Presidential retained a $4,000,000 interest in the Second Mortgage Note.

         The aggregate purchase price for the First Mortgage Note and the Second Mortgage Note (excluding the $4,000,000 interest retained by Presidential) was $21,350,000.

         The Second Mortgage Note, which was in default, had approximately $11,000,000 of interest and other charges which were deferred and payable out of the proceeds of sales of condominium units, but only after the First Mortgage was repaid in full. In addition, at the time of the sale, there were approximately $3,000,000 of past due real estate taxes payable with respect to the condominium units, which were paid by the purchaser.

         In connection with this transaction, the $4,000,000 portion of the Second Mortgage Note retained by Presidential was modified to provide for a ten-year maturity date and interest at the rate of 9.625% for the first three years and at 10.5% for the remaining seven years. To secure this obligation, Presidential obtained subordinate security interests in three apartment properties located in New Jersey (having an estimated equity value of approximately $7,000,000) as collateral for the Note.

         In connection with the sale, Presidential repaid the $10,195,442 outstanding principal balance of its note payable to Fleet Bank, which had been secured by Presidential's interest in the First Mortgage Note.

         As a result of the transaction, Presidential will, for financial reporting purposes, recognize a gain on sale (before taxes) of approximately $7,800,000.




                                Page 5 of 6 pages

                                                                    Exhibit 99

         After payment of the Fleet loan and expenses related to the transaction, but before payment of any income tax on the capital gain, Presidential will retain approximately $10,275,000 from the sale. Presidential expects to pay approximately $1,700,000 of taxes on the retained capital gain and invest the balance in rental apartment properties. In addition, Presidential will receive interest on its $4,000,000 retained Note in the amount of $385,000 per annum for the first three years and $420,000 per annum for the remaining seven years of the term.


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For further information contact:
Jeffrey F. Joseph, President
Presidential Realty Corporation
at the above address and telephone number
































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